EXHIBIT 6

PROMISSORY NOTE

$120,000.00                                                   SEPTEMBER 15, 2003

         FOR VALUE RECEIVED, the undersigned, MOSH Holding, L.P., a Texas limited partnership ("Borrower"), hereby promises to pay to the order of Texas Standard Oil Company, a Texas corporation ("Lender"), at its office at 9 Greenway Plaza, Suite 3040, Houston, Texas 77046 (or such other place as Lender may direct from time to time), in lawful money of the United States and in immediately available funds, the principal amount of ONE HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($120,000.00) on demand, or if no demand, on May 31, 2004, plus interest accruing on the unpaid balance of such amount at the per annum rate of two per cent (2%).

         If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate of ten percent (10%).

         Interest on the debt evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

         All interest payable hereunder shall be computed on the basis of actual days elapsed and a year of 365 days.

         Upon the occurrence of any of the following:

         1. Borrower shall fail to pay any of its obligations under this Note on the date when due; or

         2. (a) Borrower shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) commence any case, proceeding, or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or (iii) make a general assignment for the benefit of its creditors; (b) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days; (c) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, (d) Borrower shall take any action in furtherance of, or indicating, its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or
              (c) previously; or (e) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

         THEN, the holder hereof may declare the outstanding principal balance hereof immediately due and payable and Borrower shall immediately pay to the holder all such amounts, with interest accrued but unpaid thereon to the date of payment in full at the applicable rate provided herein.

         Borrower may prepay all or any part of the principal of this Note before maturity without penalty, and interest shall immediately cease to accrue on any amount so prepaid.

         Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and nonpayment of this Note.

         Borrower agrees to pay all collection expenses, court costs, and reasonable attorney fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Note.

         This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to choice of law rules.

         Executed effective as of the date set forth above.

                                              MOSH Holding, L.P.,
                                              by its general partner:

                                              MOSH Holding I, L.L.C.,
                                              a Texas limited liability company


                                              By:
                                                 -------------------------------
                                                 its
                                                    ----------------------------